As filed with the Securities and Exchange Commission on March 10, 2006

Registration No. 333-44548

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UTSTARCOM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	52-1782500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

UTSTARCOM, INC.

1275 Harbor Bay Parkway

Alameda, California 94502

(501) 864-8800

(Address of principal executive offices) (Zip Code)

1995 Stock Plan

1997 Stock Plan

2000 Employee Stock Purchase Plan

(Full title of the plans)

Hong Liang Lu

President and Chief Executive Officer

UTSTARCOM, INC.

1275 Harbor Bay Parkway

Alameda, California 94502

(510) 864-8800

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Carmen Chang, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE*

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

* The Registration Fee was previously calculated and paid in connection with the filing of the Registration Statement on August 25, 2000 (File No. 333-44548).

No Exhibits are filed with this Post-Effective Amendment.

Explanatory Statement

On August 25, 2000, UTStarcom, Inc. (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-44548) (the “Registration Statement), which registered 3,797,690 shares of the Company’s common stock, par value $0.00125 per share (the “Common Stock”), as adjusted for subsequent stock splits, reserved for issuance under the Company’s 1995 Stock Plan (the “1995 Plan”), 12,547,596 shares of Common Stock, as adjusted for subsequent stock splits, reserved for issuance under the Company’s 1997 Stock Plan (the “1997 Plan”), and 4,000,000 shares of Common Stock, as adjusted for subsequent stock splits, reserved for issuance under the Company’s 2000 Employee Stock Purchase Plan (the “2000 Plan”).  This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister all shares of Common Stock reserved for issuance under the 1995 Plan that have not yet been issued.

Accordingly, the Company hereby deregisters the shares of Common Stock that have not been and will not be issued under the 1995 Plan.  Upon effectiveness hereof, no shares of Common Stock remain registered for issuance under the 1995 Plan.  The shares of Common Stock registered for issuance under the 1997 Plan and 2000 Plan are not being deregistered and remain subject to issuance thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on March 10, 2006.

UTSTARCOM, INC.

By:	/s/ Hong Liang Lu
Hong Liang Lu
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Hong Liang Lu and Francis P. Barton as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ HONG LIANG LU	President and Chief Executive Officer (Principal Executive Officer), Chairman of the Board of Directors	March 10, 2006
Hong Liang Lu

/s/ FRANCIS P. BARTON	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 10, 2006
Francis P. Barton

/s/ JEFF CLARKE	Director	March 10, 2006
Jeff Clarke

/s/ LARRY D. HORNER	Director	March 10, 2006
Larry D. Horner

/s/ ALLEN LENZMEIER	Director	March 10, 2006
Allen Lenzmeier

/s/ THOMAS J. TOY	Director	March 10, 2006
Thomas J. Toy

/s/ YING WU	Director	March 10, 2006
Ying Wu